EXHIBIT 8

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                            CARTER, LEDYARD & MILBURN
                                COUNSELORS AT LAW
                                  2 WALL STREET
                            NEW YORK, N.Y. 10005-2072

                                   -----------

                                 (212) 732-3200
                               FAX (212) 732-3232


                                  June 8, 2001

Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona  85034

               Re:    Registration Statement No. 333-58852
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Ladies and Gentlemen:

        We have acted as counsel to Avnet, Inc. (the "Company"), in connection with the proposed offer and sale of up to 1,957,720 shares of Common Stock of the Company (the "Shares") issuable upon exercise of director and employee stock options and a stock purchase warrant issued by Kent Electronics Corporation ("Kent"). The offer and sale of the Shares are the subject of post-effective amendment no.1 on Form S-3 (the "Amendment") to the Registration Statement on Form S-4 (Registration No. 333-58852) filed by the Company in connection with the Company's acquisition of Kent.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company as we have deemed necessary as a basis for this opinion. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        Based on and subject to the foregoing, we are of the opinion that the section entitled "Federal Income Tax Considerations" in the Amendment contains an accurate general description, under currently applicable law, of the principal United States federal income tax considerations that apply to purchasers of the Shares pursuant to the exercise of the options and the warrant described in the Amendment.

        We consent to the filing of this opinion as an exhibit to the Amendment and to the reference to us in the section entitled "Federal Income Tax Considerations" in the Amendment. In giving this consent we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,

                                              /s/Carter, Ledyard & Milburn

HJB/